Exhibit 2.4

SEPARATE SERIES OPERATING AGREEMENT

OF

RABBLE ONE SERIES B

A SERIES OF

RABBLE ONE, LLC

[                        ], 2016

SEPARATE SERIES OPERATING AGREEMENT

OF

RABBLE ONE SERIES B

A SERIES OF Rabble one, LLC

THIS SEPARATE SERIES OPERATING AGREEMENT, dated as of [_________], 2016, (this "Series Agreement"), is entered into by and among the undersigned Persons in the capacities indicated. Capitalized terms used herein and not otherwise defined are used as defined in the Limited Liability Company Agreement of Rabble One, LLC, dated as of the date hereof (as amended from time to time, the "Master Agreement").

RECITALS

WHEREAS, Rabble One, LLC (the "Company") was heretofore formed as a Delaware limited liability company and is governed under and pursuant to the Act and the Master Agreement;

WHEREAS, in accordance with the Master Agreement, the Manager hereby desires to establish and designate a new series designated as Series B ("Series B"); and

WHEREAS, it is intended by the parties hereto that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to Series B be enforceable only against the assets of Series B, and not against the assets of the Company generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series will be enforceable against the assets of Series B.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.1.          Definitions. Any capitalized terms used herein and not otherwise defined in this Section 1.1 will have the meaning set forth in the Master Agreement. The following terms used in this Series Agreement will have the following meanings:

"Adjusted Capital Account" means, with respect to any Series B Member, the balance in the Series B Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a) credit to the Capital Account any amounts which the Series B Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to the Capital Account the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

"Adjusted Capital Account Deficit" means, with respect to any Series B Member, the deficit balance, if any, in the Series B Member's Adjusted Capital Account as of the end of the relevant Allocation Year.

"Available Cash" means all (a) proceeds from the sale or other disposition of Series B assets, net of all reasonable third-party expenses of the sale or other disposition, and (b) other cash flow of Series B not resulting from the sale or other disposition of Series B assets, in each case in excess of an amount that the Manager determines in good faith to be a reasonable reserve for (i) anticipated short-term expenses for Series B, (ii) other current liabilities of Series B, or (iii) the payment of other costs and expenses incident to the purposes of Series B which are anticipated to be incurred, or to become due and payable, or both, in the future and for which cash sufficient to pay the costs and expenses at the time they become due and payable may not be generated by Series B.

"Company" has the meaning set forth in the Recitals.

"Company Minimum Gain" has the same meaning as "partnership minimum gain" set forth in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

"Distributions" has the meaning set forth in Section 5.2(a).

"ERISA" means (a) the Employee Retirement Income Security Act of 1974, as amended, and (b) any legislation, law or rule which may currently exist or may hereafter be enacted similar in scope to the Employee Retirement Income Security Act of 1974, as amended, which governs an employee benefit plan for the benefit of state or local government employees.

"Indemnified Person" has the meaning set forth in Section 6.1(a).

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Manager" means Jane Q, Inc., a Delaware corporation, in its capacity as Manager of Series B but not of the Company. With respect to Series B (but, as described in the previous sentence, not the Company), the Manager is a "Manager" within the meaning of the Act.

"Master Agreement" has the meaning set forth in the introductory statement hereto.

"Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" set forth in Treasury Regulations § 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations § 1.704-2(i)(3).

"Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

"Nonrecourse Deductions" has the meaning set forth in Treasury Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

"Nonrecourse Liability" has the meaning set forth in Treasury Regulations § 1.704-2(b)(3).

"Regulatory Allocations" has the meaning set forth in Section 5.7.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

"Series B" has the meaning set forth in the Recitals.

"Series B Capital Contributions" means Capital Contributions made by the Series B Members.

"Series B Members" means at any time holders of a Series B Membership Interest.

"Series B Membership Interest" means a Membership Interest of Series B.

"Series B Membership Units" means Membership Units of Series B.

"Series Agreement" has the meaning set forth in the introductory statement hereto.

"Transfer" or "Transferred" means, with respect to any Series B Membership Units, a sale, transfer, assignment, gift, lien, pledge, hypothecation or other disposition or encumbrance of any nature of or on the Series B Membership Units (whether direct or indirect, by operation of law or otherwise, including a Transfer as a result of a merger or consolidation involving a Series B Member or a sale of all or substantially all of a Series B Member's assets).

"Transferee" means, with respect to any Series B Membership Units, the Person to whom the Transferor of the Series B Membership Units desires to Transfer the Series B Membership Units.

"Transferor" means, with respect to any Series B Membership Units, the Series B Member or other Person desiring to Transfer the Series B Membership Units.

SECTION 1.2.         References. All references to Sections or Articles in this Series Agreement are references to Sections or Articles in this Series Agreement unless otherwise expressly stated.

ARTICLE II

CREATION OF SERIES

SECTION 2.1.        Series B. In accordance with Article III of the Master Agreement, the Manager hereby establishes and designates a new Series B, which will be a "Series" for all purposes of the Master Agreement, with the terms as set forth herein and in the Master Agreement. For all purposes of the Act, this Series Agreement together with each other Separate Series Agreement and the Master Agreement constitute the "limited liability company agreement" of the Company within the meaning of the Act. This Series Agreement is incorporated by reference into the Master Agreement.

SECTION 2.2.         Name of Series B. The name of the new series created by this Series Agreement will be "Series B" or "Rabble One Series B".

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.1.         Capital Contributions. Each Person becoming a Series B Member hereby makes the Capital Contributions set forth next to the name of the Person on Schedule A hereto.

ARTICLE IV

MANAGEMENT; AUTHORITY

SECTION 4.1.          Manager. Jane Q, Inc. is hereby appointed as the Manager of Series B. The mailing address of the Manager is set forth below their name on the signature page hereto and may be updated from time to time by written notice to each Member. The Manager shall conduct, direct and exercise full control over all major activities of Series B as set forth in this Series Agreement, including all decisions relating to the issuance of additional Series B Membership Units. The Manager shall have the sole power and authority to bind or take any action on behalf of Series B, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to Series B under this Series Agreement, the Master Agreement or any other agreement, instrument, or other document to which Series B is a party.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

SECTION 5.1.         Distributions Generally. Except as otherwise provided herein, Distributions must be made in accordance with this Article V. Distributions to each Series B Member will be made by wire transfer to the account designated therefor from time to time by written notice from the Series B Member to the Manager.

SECTION 5.2          Distribution Priority.

(a) Available Cash (or, in accordance with Section 5.4(a) below, property of Series B on an in kind basis) shall be distributed (the "Distributions") from time to time at the direction of the Manager in the following manner:

(i) 100% to the Series B Members, pro rata in accordance with their respective Series B Membership Interests.

(b) Available Cash will not be reinvested but will be distributed to the Series B Members as set forth above.

(c) Notwithstanding anything to the contrary in this Article V or in Section 7.3 of the Master Agreement, upon the termination and liquidation of Series B in accordance with the provisions of Section 7.3 of the Master Agreement, the proceeds of liquidation of Series B will be distributed in the following order and priority:

(i) First, to creditors of Series B, including the Series B Members who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all debts, liabilities, obligations and expenses of Series B, including, without limitation, the expenses incurred in connection with the liquidation of Series B; and

(ii) Second, to the Series B Members in the same manner as set forth in Section 5.2(a), with such distributions to be made by the end of the Fiscal Year of Series B during which the liquidation of Series B occurs (or, if later, ninety (90) days after the date of the liquidation).

SECTION 5.3.          Tax Distributions. Notwithstanding anything to the contrary in this Article V, to the extent that the amount distributed to (or withheld on behalf of) any Series B Member in respect of a Fiscal Year of Series B is less than such Series B Member's Assumed Tax Liability, Series B shall, to the extent approved by the Manager and unless prohibited by law, distribute out of Available Cash an amount equal to such shortfall to such Series B Member, at such times as to permit the Series B Member to timely satisfy estimated tax or other tax payment requirements. Each Series B Member's "Assumed Tax Liability" shall equal the expected aggregate federal, state, and local tax liability of such Series B Member attributable to items of income, gain, loss, and deduction allocated to such Series B Member for income tax purposes (excluding allocations under the principles of Section 704(c) of the Code), assuming the highest marginal income tax rates applicable to any Series B Member, taking into account the character of the relevant income or loss to such Series B Member and the deductibility, if any, of any state or local tax in computing any state or federal tax liability. Distributions made to a Series B Member under this Section 5.3 are to be treated as advances of amounts that are otherwise distributable to that Series B Member under this Series Agreement and, therefore, will reduce the amount of distributions to be made to that Series B Member under Section 5.2.

SECTION 5.4.          Other General Principles of Distributions.

(a) Although Series B does not intend to make Distributions in kind, the Manager may, subject to the consent of the Manager in their sole discretion, cause Series B to make Distributions of property of Series B in kind pursuant to Section 5.2.

(b) Series B is authorized to withhold from payments, Distributions, or allocations, and to pay over to any federal, state and local government or any foreign government, any amounts that the Manager determine, in their reasonable discretion, will be withheld for purposes of satisfying Series B's obligations under the Code, any provisions of any other federal, state or local law, or any foreign law, and will allocate the amounts to the Series B Members with respect to which the amount was withheld. All amounts withheld pursuant to this Section 5.4(b) with respect to any payment, Distribution or allocation will be treated as amounts paid or distributed, as the case may be, to the Series B Members with respect to which the amount was withheld pursuant to this Section 5.4(b) for all purposes under the Master Agreement and this Series Agreement.

(c) Notwithstanding anything to the contrary contained herein, Series B will not make a Distribution to any Series B Member on account of its Series B Membership Interest if the Distribution would violate the Act or other applicable law.

SECTION 5.5.         Allocations of Profits. After giving effect to the special allocations set forth in Sections 5.7 and 5.8, Profits for any Allocation Year will be allocated 100% to the Series B Members, pro rata in accordance with their respective Series B Capital Contributions.

SECTION 5.6.          Allocations of Losses. After giving effect to the special allocations set forth in Sections 5.7 and 5.8, Losses for any Allocation Year will be allocated 100% to the Series B Members, pro rata in accordance with their respective Series B Capital Contributions. Notwithstanding any provision to the contrary in this Section 5.6, no allocation of Losses will be made to any Series B Member pursuant to this Section 5.6 if, as a result of the allocation, the Series B Member would have an Adjusted Capital Account Deficit. Any disallowed allocation will be made to the Series B Members entitled to receive the allocation under Treasury Regulations § 1.704-1 in proportion to their respective Series B Membership Interests.

SECTION 5.7.          Special Allocations. The following special allocations will be made in the following order:

(a)          Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Series B Member will be specially allocated items of Series B income and gain for the Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to the Series B Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Series B Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.6(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and will be interpreted consistently therewith.

(b)          Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Series B Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to the Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), will be specially allocated items of Series B income and gain for the Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to the Series B Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to the Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Series B Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.6(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and will be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event that any Series B Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Series B income and gain will be allocated to the Series B Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Series B Member as quickly as possible; provided that an allocation pursuant to this Section 5.7(c) will be made only if and to the extent that the Series B Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.7(c) were not in this Article V.

(d)          Gross Income Allocation. In the event that any Series B Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, the Series B Member will be allocated items of Series B income and gain in the amount of the deficit as quickly as possible; provided that an allocation pursuant to this Section 5.7(d) will be made only if and to the extent that the Series B Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.7(c) and this Section 5.7(d) were not in this Article V.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year will be specially allocated among the Series B Members in proportion to their Series B Capital Contributions.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year will be specially allocated to the Series B Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations § 1.704-2(i)(1).

(g)          Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Series B asset, pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulations §§1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Series B Member in complete liquidation of the Series B Membership Interest of the Series B Member, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss will be specially allocated to the Series B Members in accordance with their interests in Series B in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Series B Member to whom the distribution was made in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

SECTION 5.8.          Curative Allocations. The allocations set forth in Sections 5.6 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Series B Members that, to the extent possible, the Regulatory Allocations will be offset either with special allocations of other items of Series B income, gain, loss, or deduction pursuant to this Article V. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make the offsetting special allocations of Series B income, gain, loss, or deduction in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Series B Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance the Series B Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 5.5 and 5.6. In exercising its discretion under this Section 5.8, the Manager shall take into account future Regulatory Allocations under Sections 5.7(a) and 5.7(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.7(e) and 5.7(f).

SECTION 5.9.          Other Allocation Rules.

(a) Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Series B Members pursuant to this Article V as of the last day of each Fiscal Year; provided that Profits, Losses, and the other items will also be allocated at the times as the Gross Asset Values of the Company's assets are adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value."

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any other items will be determined on an interim closing of the books basis by the Manager under Section 706 of the Code and the Treasury Regulations thereunder.

(c) The Series B Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Series B income and loss for income tax purposes, except as otherwise required by law.

ARTICLE VI

EXCULPATION; INDEMNIFICATION

SECTION 6.1.          Exculpation.

(a) To the fullest extent permitted by law, the Manager, each Series B Member, the members and shareholders of the Manager and their respective Affiliates, directors, board members, officers, employees, shareholders, partners, managers and members (each, an "Indemnified Person," and collectively, the "Indemnified Persons") will not be liable to the Company, Series B or to any Member for any act or omission taken or suffered by the Indemnified Person in connection with the conduct of the affairs of Series B or otherwise in connection with this Series Agreement, the Master Agreement or the matters contemplated hereby, unless any Indemnified Person is determined to be guilty by a final adjudication (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Certificate, this Series Agreement, or the Master Agreement.

(b) Each Indemnified Person will be entitled to rely on the advice of counsel, public accountants and other independent advisors experienced in the matter at issue and selected with reasonable care, and any act or omission of any Indemnified Person taken in reasonable and good faith reliance on the advice will in no event subject any Indemnified Person to liability to the Company, Series B or any Member.

(c) The provisions of the Master Agreement and this Series Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Series B Members to replace the other duties and liabilities of the Indemnified Person.

SECTION 6.2.          Indemnification Procedures.

(a) To the fullest extent permitted by law, each of the Indemnified Persons will be held harmless and indemnified by Series B (solely out of the assets of Series B and not out of the separate assets of any Member or any other Series) for any liability, loss, damage, settlement cost or other expense (including attorneys' fees and expenses) incurred by reason of any act or omission or alleged act or omission arising out of the Indemnified Person's activities in connection with the establishment, management or operations of Series B, unless any Indemnified Person is determined to be guilty by a final adjudication (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Certificate, this Series Agreement, or the Master Agreement.

(b) To the fullest extent permitted by law, expenses (including attorneys fees' and expenses) incurred by a Person indemnified pursuant to Section 6.2(a) in investigating, defending or preparing to defend any claim, demand, action, suit or proceeding will, from time to time, within 30 days of invoice, be advanced by Series B prior to the final disposition of the claim, demand, action, suit or proceeding upon receipt by the Manager of an undertaking by or on behalf of the Indemnified Person to repay the amount within sixty (60) Business Days after demand therefore if it will be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 6.2(a).

(c) Series B may purchase and maintain insurance on behalf of one or more Indemnified Persons and other Persons against any liability which may be asserted against, or expense which may be incurred by, any Person in connection with Series B's activities, whether or not Series B would have the power to indemnify the Person against the liability under the provisions of this Series Agreement.

(d) The rights of indemnification and advancement of expenses provided for in this Section 6.2 will survive the dissolution and termination of Series B, will be in addition to any similar rights to which any Indemnified Person may otherwise be entitled by contract or as a matter of law and will inure to the benefit of each Indemnified Person's heirs, executors, administrators, personal representatives, successors and assigns.

(e) If any Indemnified Person, the Company or Series B is subject to any federal or state law, rule or regulation that restricts the extent to which any Person may be exonerated or indemnified by Series B pursuant to this Series Agreement, then the indemnification provisions set forth in this Section 6.2 and the exculpation provisions set forth in Section 6.1 will be deemed to be amended automatically and without further action, solely to the extent necessary to conform to the restrictions on exoneration or indemnification as are set forth in the applicable federal or state law, rule or regulation.

ARTICLE VII

ASSIGNMENT; ADMISSION AND RESIGNATION OF SERIES B MEMBERS

SECTION 7.1.          Transfers of Interests.

(a) In no event will all or any part of a Series B Membership Interest be Transferred, and any Transfer will be void and will not be recognized, unless all of the following conditions are satisfied:

(i) the Manager have consented in writing to the Transfer (which consent may not be unreasonably withheld);

(ii) the Transferor, if requested by the Manager in its sole discretion, has delivered to the Manager an opinion of counsel reasonably acceptable to the Manager that the Transfer (A) would not violate the Securities Act or any state blue sky laws (including any investor suitability standards), and (B) would not result in Series B ceasing to be treated as a partnership for federal tax purposes;

(iii) the Transferor has demonstrated to the reasonable satisfaction of the Manager that the Transfer will not result in Series B being treated as a "publicly traded partnership" taxable as a corporation within the meaning of Section 7704 of the Code;

(iv) the Transferor has demonstrated to the reasonable satisfaction of the Manager that (A) the Transferee is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a "plan" as defined in Section 4975 of the Code and (B) no part of the funds used by the Transferee to acquire the Transferor's Series B Membership Interest will constitute "plan assets" of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA;

(v) the Transferor and Transferee execute, acknowledge and deliver such instruments as the Manager deems necessary, appropriate or desirable to effect the Transfer, including an instrument of Transfer and the written acceptance and adoption by the Transferee of the Master Agreement and this Series Agreement;

(vi) the Transferor has demonstrated to the reasonable satisfaction of the Manager that the Transfer will not require the Company or Series B to register under or otherwise be subject to the provisions of the Investment Company Act or any other similar legislation or regulatory action; and

(vii) the Transferee agrees to bear all of the Manager’s and Series B's expenses and costs incurred in connection with the Transfer and substitution, including legal fees and expenses and filing fees.

(b) Upon the satisfaction of the conditions set forth in Section 7 .1(a) above, the Manager shall record the Transfer on the books and records of Series B and the Transferee will be a substituted Member of Series B.

(c) A Transferee, legal representative or successor in interest of a Series B Member will be subject to all of the restrictions upon a Series B Member provided in the Master Agreement and this Series Agreement.

(d) A Transferee of a Series B Membership Interest who desires to make a further Transfer will be subject to all of the provisions of this Section 7.1 to the same extent and in the same manner as the Series B Member making the initial Transfer.

(e) A substituted Series B Member will succeed to all the rights and be subject to all the obligations of the Transferor in respect of the Series B Membership Interest as to which it was substituted, including the part of the Capital Account of the Transferor related to the Series B Membership Interest.

SECTION 7.2.        Death, Incompetency, Bankruptcy or Dissolution of a Series B Member. The death, incompetency, bankruptcy, dissolution or other cessation to exist as a legal entity of a Series B Member will not, in and of itself, dissolve the Company or terminate Series B. In any such event, the personal representative (as defined in the Act) of the Series B Member may exercise all of the rights of the Series B Member with respect to Series B for the purpose of settling the Series B Member's estate or administering its property, subject to the terms and conditions of the Master Agreement and this Series Agreement, including any power of an assignee to become a Series B Member pursuant to Section 7.1.

ARTICLE VIII

MEMBERS' REPRESENTATIONS

SECTION 8.1.          Members. Each Series B Member hereby represents and warrants to the Manager, Series B and each other Series B Member that:

(a) it has acquired its Series B Membership Interest for itself for investment purposes only, and not with a view to any resale or distribution of the Interest;

(b) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Series B;

(c) it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized;

(d) it is a United States person (as defined in Code Section 7701(a)(30));

(e) it is not (i) an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a "plan" as defined in Section 4975 of the Code and (ii) no part of the funds used by it to acquire its Series B Membership Interest constitutes "plan assets" of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA;

(f) it has full power and authority to enter into and perform the Master Agreement and this Series Agreement;

(g) all actions necessary to authorize the signing and delivery of this Series Agreement by it, and the performance of its obligations hereunder, have been duly taken;

(h) this Series Agreement has been duly signed and delivered by a duly authorized officer or other representative of the Series B Member and constitutes the legal, valid and binding obligation of the Series B Member enforceable in accordance with its terms (except as the enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(k) no consent or approval of any other Person is required in connection with the signing, delivery and performance of the Master Agreement or this Series Agreement by the Series B Member; and

(l) the signing, delivery and performance of the Master Agreement or this Series Agreement do not violate the organizational documents of the Series B Member or any material agreement to which the Series B Member is a party or by which it is bound.

SECTION 8.2.         Transferees. Each Transferee will be deemed to make the representations and warranties set forth in Section 8.1 to the Manager, Series B and each other Series B Member on the date upon which the Transfer of Series B Membership Interests to the Transferee is recorded on the books and records of Series B in accordance with Section 8.1(b).

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 9.1.          Binding Effect. This Series Agreement is binding upon and inures to the benefit of the parties hereto and the Indemnified Persons and, to the extent permitted by this Series Agreement, their respective legal representatives, successors and permitted assigns.

SECTION 9.2.         Governing Law. This Series Agreement, and the rights of the parties hereunder, will be construed pursuant to the laws of the State of Delaware, without regard to conflict of laws principles.

SECTION 9.3.         Waiver of Action for Partition. Each party hereto irrevocably waives during the existence of Series B any right that it may have to maintain any action for partition with respect to the property of Series B.

SECTION 9.4.         Execution of Additional Instruments. Each Series B Member hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with any laws, rules or regulations as may be determined by the Manager.

SECTION 9.5.          Integration. The Master Agreement and this Series Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings pertaining thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Series Agreement as of the date first-above stated.

THE MANAGER, IN THEIR CAPACITY AS MANAGER UNDER THIS AGREEMENT:

JANE Q, INC.

By:

Name:

Title:

MEMBERS:

SCHEDULE A

MEMBERS OF SERIES B

Name	Address	Series B Capital Contribution	Series B Membership Units	Percentage Interest